Exhibit 10.1

NGAS Resources, Inc.

SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is entered into as of January 24, 2011 between NGAS Resources, Inc., a British Columbia corporation formerly named Daugherty Resources, Inc. (the “Company”), and _____, the _____ of the Company (the “Executive”).

The parties entered into a Change of Control Agreement dated as of February 25, 2004, as amended by the Amendment to Change of Control Agreement on December 23, 2010 (the “Change of Control Agreement”), pursuant to which Executive is entitled to a termination settlement payment in the event that, within five years following any Change of Control, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason or by the death or Disability of Executive (as those terms are defined in the Change of Control Agreement).  The parties desire to amend the Change of Control Agreement as set forth below in connection with that certain Arrangement Agreement between the Company and Magnum Hunter Resources Corporation (“Acquiror”) dated December 23, 2010 (the “Arrangement Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.       Upon the Closing (as that term is defined in the Arrangement Agreement), Section 1 of the Change of Control Agreement is hereby amended by adding the definitions “Acquiror”  and  “Arrangement Agreement” in the appropriate alphabetical order:

“Acquiror” means Magnum Hunter Resources Corporation, a Delaware corporation.

“Arrangement Agreement” means that certain Arrangement Agreement by and between the Company and Acquiror, dated December 23, 2010. ”

2.       Upon the Closing (as that term is defined in the Arrangement Agreement), Section 2 of the Change of Control Agreement is hereby amended and restated as follows:

“2.         Termination Settlement.  In the event that, within five years following the date of the Arrangement Agreement, the execution of which constituted a Change of Control hereunder, the Executive's employment with the Company is terminated by the Executive for Good Reason or by the Company other than for Cause or the death or Disability of the Executive, the Company shall provide the Executive with a termination settlement in an amount equal to $_____, less the amount paid to the Executive under the Long Term Incentive Agreement dated as of December 9, 2008 between the Company and the Executive by reason of such termination of employment.”

3.       Upon the Closing (as that term is defined in the Arrangement Agreement), Section 3 of the Change of Control Agreement is hereby amended and restated as follows to provide that Executive’s termination settlement, to the extent it is required to be paid, shall be made in a single lump sum, either in cash or shares of Acquiror at the election of Acquiror:

“3.         Settlement Payment.  The termination settlement provided under Section 2 shall be payable by the Company, at Acquiror's election, either in cash in a single lump sum or in shares of common stock of Acquiror on the effective date of employment termination, subject to any applicable withholding taxes.  If the termination settlement is paid in the form of common stock of Acquiror, the Acquiror common stock shall be priced based on the five-day volume weighted average trading price of Acquiror's common stock for the period ending on the trading day immediately preceding the date of payment and taxes for such stock payment shall be withheld by the Company and shall be paid in cash to the Internal Revenue Service at the same rate used for calculating the exchange ratio of cash to stock. The payment provided herein is intended as a termination settlement and not as salary continuation.  The parties acknowledge that Executive may enter into a Rule 10b5-1 trading plan with respect to the sale of shares of Acquiror common stock prior to the receipt of such shares.”

4.      This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

5.      The Change of Control Agreement, as expressly modified hereby, shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NGAS RESOURCES, INC.

By
William S. Daugherty,
President and Chief Executive Officer

EXECUTIVE: